UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2014

UNITED STATIONERS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10653	36-3141189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Parkway North Blvd. Suite 100 Deerfield, Illinois	60015-2559
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Christine S. Ieuter, age 44, was appointed to serve as the Registrant’s Vice President, Controller and Chief Accounting Officer, effective as of July 14, 2014, succeeding Kenneth M. Nickel. Ms. Ieuter will hold such office until her successor is appointed and qualified or until her earlier removal or resignation.

Ms. Ieuter’s initial base salary will be at an annual rate of $235,000. Ms. Ieuter will receive a cash sign-on bonus in the amount of $40,000, payable in a lump sum. Effective September 1, 2014, Ms. Ieuter will receive a restricted stock award with an economic value of $100,000, that vests in three annual installments, subject to the Registrant’s achievement of a minimum cumulative earnings per share target. Ms. Ieuter will be entitled to participate in the Registrant’s management incentive plan with a target annual incentive bonus equal to 40% of her annual base salary. She will also be eligible to receive equity grants under the LTIP having an annual economic value target of 50% of her base salary. Ms. Ieuter will participate in other benefit plans offered by the Registrant.

From 1998 until joining the Registrant, Ms. Ieuter served in several positions of increasing responsibility in the accounting and finance organization with The Allstate Corporation, a property-liability insurance and life insurance company, most recently serving as Director, Corporate Finance and Banking. Prior to working at Allstate, Ms. Ieuter served as Audit Manager at PricewaterhouseCoopers LLP. She began her career at Ernst & Young LLP as an Auditor.

The Registrant issued a press release announcing the employment of Ms. Ieuter on June 4, 2014. A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Press Release, dated June 4, 2014, announcing the election of Christine S. Ieuter as Vice President, Controller and Chief Accounting Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED STATIONERS INC.

Date: June 4, 2014	/s/Eric A. Blanchard
Senior Vice President, General Counsel and Secretary

UNITED STATIONERS INC.

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

DATED JUNE 4, 2014

Exhibit No.	Description	Method of Filing

99.1	Press Release, dated June 4, 2014, announcing the appointment of Christine S. Ieuter as Vice President, Controller and Chief Accounting Officer.	Filed Herewith